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                                                                 ATTACHMENT 77C


                    MATTERS SUBMITTED TO VOTE OF CONTRACT OWNERS

An annual meeting of Contract Owners of the Fund was held on April 17, 1995. At the meeting, the individuals named below were elected as Members of the Board of Managers of the Fund, a new Investment Management Agreement between The Franklin and the Fund was approved and Ernst & Young LLP was ratified as the Fund's independent accountants for the ensuing fiscal year. The number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes, if applicable, as to each matter is set forth in the table below.

       Matter                     Votes:
 ___________________       ____________________________________________________
                                For            Against           Abstain
                                ---            -------           -------
Election of
Robert G. Spencer as
Member, Board of Managers      12,242           1,152               0

Election of
Dr. Robert C. Spencer as
Member, Board of Managers     11,984            1,410               0

Election of
James W. Voth as
Member, Board of Managers     12,242            1,152               0

Election of
Clifford L. Greenwalt as
Member, Board of Managers     12,242            1,152               0

Approval of new Investment
Management Agreement
between the Fund and
The Franklin                  12,084              584             726

Ratification of Selection
of Ernst & Young LLP as
independent accountants       12,398               50             946